EXHIBIT 99


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS OF RAWLINGS SPORTING GOODS COMPANY, INC.:

We have audited the accompanying consolidated balance sheets of Rawlings Sporting Goods Company, Inc. (a Delaware corporation) and subsidiaries (the Company) as of August 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1999. These financial statements are the responsibility of Rawlings' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rawlings Sporting Goods Company, Inc. and subsidiaries as of August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1999, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP
St. Louis, Missouri
December 14, 1999
(except with respect to the matter discussed in Note 2, as to which the date is December 28, 1999)

      RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME
          (Amounts in thousands, except per share data)

                                              Years Ended August 31,
                                          1999         1998        1997
Net revenues                            $165,391     $170,604    $147,600
Cost of goods sold                       117,720      119,151     102,111
  Gross profit                            47,671       51,453      45,489
Selling, general and
  administrative expenses                 46,890       39,989      33,609
Unusual charges (See Note 6)                   -        1,475           -
  Operating income                           781        9,989      11,880
Interest expense                           4,699        4,218       3,115
Other expense, net                           232          251          83
  Income (loss) before
    income taxes                         (4,150)        5,520       8,682
Provision (benefit) for
    income taxes                           (789)        1,860       3,212
  Net income (loss)                     $(3,361)       $3,660      $5,470

Net income (loss) per common share:
  Basic                                  ($0.43)        $0.47       $0.71
  Diluted                                ($0.43)        $0.47       $0.71

Shares used in computing per share amounts:
  Basic                                    7,853        7,777       7,712
  Assumed exercise of
    stock options                             21           41           6
  Diluted                                  7,874        7,818       7,718

The accompanying notes are an integral part of these consolidated statements.

      RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS
     (Amounts in thousands, except share and per share data)

                                                         August 31,
                                                       1999        1998
Assets
Current assets:
  Cash and cash equivalents                           $1,438       $862
  Accounts receivable,
    net of allowance of
    $2,538 and $2,043,
    respectively                                      32,048     40,352
  Inventories                                         39,749     43,573
  Prepaid expenses                                       928        673
  Deferred income taxes                                3,983      2,927
     Total current assets                             78,146     88,387
Property, plant and equipment, net                    12,570     12,911
Deferred income taxes                                 21,460     22,340
Goodwill, net                                          8,112      8,326
Other assets                                           1,369        568
     Total assets                                   $121,657   $132,532

Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                  $51,015        $61
  Accounts payable                                     8,518      9,047
  Accrued liabilities                                 11,059     12,547
     Total current liabilities                        70,592     21,655
Long-term debt, less current maturities                  133     57,048
Other long-term liabilities                            8,855      9,577
     Total liabilities                                79,580     88,280
Stockholders' equity:
  Preferred stock, $.01 par
    value per share, 10,000,000
    shares authorized,
    no shares issued and
    outstanding                                            -          -
  Common stock, $.01 par
    value per share,
    50,000,000 shares
    authorized,
    7,897,708 and
    7,794,483 shares
    issued and outstanding,
    respectively                                          79         78
   Additional paid-in capital                         30,482     29,479
   Stock subscription receivable                     (1,421)    (1,421)
   Cumulative other comprehensive income             (1,399)    (1,581)
   Retained earnings                                  14,336     17,697
     Stockholders' equity                             42,077     44,252
     Total liabilities and
       stockholders' equity                         $121,657   $132,532

The accompanying notes are an integral part of these consolidated balance sheets.

      RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            (Amounts in thousands, except share data)

                                                                                     Cumula-
                                                                       Stock         tive
                                                                      Subscrip       Other                   Total
                                                     Additional        -tion        Compre                   Stock       Compre
                         Common Stock                 Paid-in          Receiv       -hensive    Retained     -holder's   -hensive
                    Shares           Amount           Capital          -able         Income     Earnings     Equity      Income

Balance,
  August 31,
  1996             7,697,527             $77           $25,820         $   -        $   -       $ 8,567      $34,464
Net income                 -               -                 -             -            -         5,470        5,470      $5,470
Issuance of
  Common stock        28,287               -               263             -            -             -          263           -
Comprehensive
  income                                                                                                                  $5,470
Balance,
  August 31,
  1997             7,725,814              77            26,083             -            -        14,037       40,197

Net income                 -               -                 -             -            -         3,660        3,660      $3,660
Issuance of
  Common
  stock               68,669               1               704             -            -             -          705           -
Issuance of
  warrants                 -               -             2,692        (1,421)           -             -        1,271           -
Translation
  adjustments              -               -                 -             -       (1,581)            -       (1,581)     (1,581)
Comprehensive
  income                                                                                                                  $2,079
Balance,
  August 31,
  1998             7,794,483              78            29,479        (1,421)      (1,581)        17,697      44,252

Net loss                   -               -                 -             -            -         (3,361)     (3,361)     $(3,361)
Issuance of
  Common stock       103,225               1             1,003             -            -              -       1,004            -
Translation
  adjustments              -               -                 -             -          182              -         182          182
Comprehensive
  income                                                                                                                  $(3,179)
Balance,
  August 31,
  1999             7,897,708             $79           $30,482       $(1,421)     $(1,399)       $14,336     $42,077

The accompanying notes are an integral part of these consolidated statements.

      RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Amounts in thousands)

                                                               Years Ended August 31,
                                                            1999        1998        1997
Cash flows from operating activities:
  Net (loss) income                                       $(3,361)     $3,660      $5,470
  Adjustments to reconcile net
  (loss) income to
   net cash provided by
  (used in) operating
  activities :
     Depreciation and amortization                          2,576       1,781       1,220
     Loss (gain) on disposal of
     equipment                                                  -         101        (150)
     Deferred income taxes                                   (889)      1,019       2,642
  Changes in operating assets and liabilities:
     Accounts receivable, net                               8,304      (3,742)     (2,878)
     Inventories                                            3,824     (10,608)      2,634
     Prepaid expenses                                        (255)        279         537
     Other assets                                            (926)         93        (242)
     Accounts payable                                        (529)         19      (1,263)
     Accrued liabilities and other                         (1,279)     (1,186)        581
Net cash provided by (used in)
operating activities                                        7,465      (8,584)      8,551

Cash flows from investing activities:
  Capital expenditures                                     (1,932)     (3,600)     (2,994)
  Acquisition of a business                                      -    (14,098)           -
  Proceeds from sale of equipment                                -           -         150
Net cash used in investing activities                      (1,932)    (17,698)     (2,844)

Cash flows from financing activities:
  Borrowings of long-term debt                              44,050     108,450      41,448
  Repayments of long-term debt                             (50,011)    (84,014)    (47,475)
  Issuance of common stock                                   1,004         705         263
  Issuance of warrants                                           -       1,271           -
Net cash (used in) provided by
financing activities                                       (4,957)      26,412     (5,764)

Net increase (decrease) in cash and
cash equivalents                                               576         130        (57)

Cash and cash equivalents,
beginning of year                                              862         732         789

Cash and cash equivalents, end of year                      $1,438        $862        $732

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
      Interest                                              $4,564      $4,216      $3,159
      Income taxes                                             300         631         383

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Rawlings Sporting Goods Company, Inc. and all of its subsidiaries
(Rawlings or the Company). All significant intercompany transactions have been eliminated.

BUSINESS

Rawlings manufactures and distributes sports equipment and uniforms to team sports such as baseball, basketball, football, and hockey predominately in the United States.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of short-term, highly liquid investments with a maturity when purchased of three months or less.

INVENTORIES

Inventories are valued at the lower of cost or net realizable value with cost principally determined on a first-in, first-out method. Cost includes materials, labor and overhead.

PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is stated at cost and depreciation is generally computed on a straight-line basis. The principal rates of depreciation are as follows:

     Buildings and improvements                        20-30 years
     Machinery and equipment                            5-12 years
     Other                                              4-10 years

INCOME TAXES

Deferred income taxes are recorded for temporary differences in reporting income and expenses for tax and financial statement purposes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Incomes Taxes (SFAS No. 109).

TRANSLATION AND HEDGING OF FOREIGN CURRENCIES

The assets and liabilities of foreign branches and subsidiaries are translated into U.S. dollars at current exchange rates and profit and loss accounts are translated at average annual exchange rates. Resulting translation gains and losses are included as cumulative other comprehensive income, a separate component in Stockholders' Equity. Foreign exchange transaction losses of $10, $0 and $25 were included in the results of operations for the fiscal years ended August 31, 1999, 1998 and 1997, respectively.

The Company has utilized forward foreign currency contracts to minimize the impact of currency movements on anticipated royalty payments denominated in Japanese yen. In June and September 1998, the Company entered into forward contracts to sell Yen 75 million and Yen 150 million with fixed exchange rates and maturity dates which aligned with the royalty payments received in February and August 1999, respectively. The Company has no forward foreign currency contracts outstanding as of August 31, 1999.

COMPREHENSIVE INCOME

The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires that all items recognized under accounting standards as components of comprehensive income be reported in the financial statements. The Company has included these disclosures in the accompanying Consolidated Statements of Stockholders' Equity.

FINANCIAL INSTRUMENTS

The fair value of the Company's financial instruments approximates their carrying amounts. Fair value for all financial instruments other than long-term debt, for which no quoted market prices exist, was based on appropriate estimates. The value of the Company's long-term debt is estimated based on market prices for similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

RECLASSIFICATION

Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

USE OF ESTIMATES

These financial statements have been prepared on the accrual basis of accounting, which require the use of certain estimates by management, in determining the Company's assets, liabilities, revenues and expenses. Resolution of certain matters could differ significantly from the resolution that is currently expected.

NOTE 2.  DEBT REFINANCING

On December 28, 1999, the Company refinanced its long-term credit facility by entering into a $75,000,000 credit agreement with a new lender. Borrowings under the new credit facility will bear interest, at the option of the borrower, at either LIBOR plus applicable margin or the Index Rate (as defined therein) plus applicable margin. The credit facility requires the Company to meet certain financial covenants including a minimum fixed charge coverage, minimum level of earnings before interest, taxes, depreciation and amortization, and restricts the Company's ability to make capital expenditures and to pay cash dividends. The credit facility matures in five years, is asset based and is supported by the Company's receivables, inventory and property, plant and equipment. Additionally, the facility provides for an incremental seasonal advance. The proceeds from this new facility were used to pay-off the existing credit facility.

NOTE 3.  ACQUISITION

On September 12, 1997 the Company acquired the net assets of the Victoriaville hockey business. The acquisition was accounted for under the purchase method and accordingly, the results of operations were included in the Company's consolidated statements of income from the date of acquisition. The purchase price, paid in cash, has been allocated to the assets and liabilities and the excess of cost over the fair value of net assets acquired is being amortized over a forty year period on a straight-line basis with accumulated amortization as of August 31, 1999 and 1998 of $418 and $204, respectively. The purchase price allocation was as follows:

     Net assets                    $ 5,568
     Goodwill                        8,530
     Total purchase price          $14,098

NOTE 4.  INVENTORIES

Inventories consist of the following:

                                      August 31,
                                 1999           1998

     Raw materials             $8,447          $9,552
     Work in process            1,977           2,497
     Finished goods            29,325          31,524
     Total inventories        $39,749         $43,573

NOTE 5.  PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consists of the following:

                                              August 31,
                                      1999                  1998

  Buildings and improvements         $6,198                 $6,143
  Machinery and equipment            19,111                 17,598
  Other                               3,150                  2,926
  Total property, plant and
    equipment                        28,459                 26,667
  Less - Accumulated depreciation   (15,889)               (13,756)
  Property, plant and equipment,
    net                             $12,570                $12,911

NOTE 6.  UNUSUAL CHARGES

ENVIRONMENTAL

The Company has been conducting environmental investigation and remediation activities at its Dolgeville, New York facility (the "Site") with respect to the release of wood pitch into surrounding soil and surface water. In November 1997, the Company entered into a Voluntary Agreement with the New York State Department of Environmental Conservation (the "NYSDEC") to conduct certain environmental remediation activities related to the presence of wood pitch in the soils at the Site. The wood pitch was generated as a result of the operation, before Rawlings' ownership of the Site, of a retort facility by a third party unrelated to Rawlings. In December 1997, an environmental consulting firm retained by Rawlings initiated remediation activities under the oversight of the NYSDEC. In conducting the remediation activities under the Voluntary Agreement, it was discovered that the actual volume of wood pitch substantially exceeded the amount originally estimated by the environmental consulting firm. Some of the unanticipated, additional wood pitch has been remediated in accordance with the requirements of the Voluntary Agreement. The Company believes that a portion of the unanticipated, additional volume of wood pitch remaining at the Site may be outside the scope of the current Voluntary Agreement. Nevertheless, the Company expects to be required to address such additional wood pitch through an amendment to the Voluntary Agreement. In May 1998, the Company's environmental consultants completed an investigation of the amount of the additional wood pitch at the Site. Based upon the report received from the environmental consultants and the Company's historical experience with environmental matters at this Site, the Company recorded a $975 charge to remediate the additional unanticipated wood pitch, which is reflected in unusual charges in the accompanying consolidated statement of income for 1998. In the year ended December 31, 1993, the Company recorded a charge of $1,559 which included the estimated clean up costs at this Site. The Company's reserve for remediation costs as of August 31, 1999 was $987. In management's estimation, this amount is adequate to cover the expected remediation activities at the wood pitch Site.

In June 1998, the Company filed an action in the Northern District of New York against Trident Rowan Group, Inc. (Trident Rowan), which the Company believes is the successor to the entity which owned the wood pitch Site during the period in which the wood pitch contamination occurred. The Company believes that the case against Trident Rowan is strong and all or a portion of the clean up costs associated with the wood pitch at the Site may be recoverable. However, due to the uncertainty associated with this matter, no receivable associated with a potential recovery has been recorded at this time and there can be no assurance that any amount will be recovered.

CHANGE IN CHIEF EXECUTIVE OFFICER

In October 1997, the Company recorded a $500 charge for severance and related benefits, legal costs and other costs associated with changes in the Chief Executive Officer's position. This charge has been included in unusual charges in the accompanying consolidated statement of income. In November 1998, Stephen M. O'Hara was named Chairman and Chief Executive Officer of Rawlings.

NOTE 7.  ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                                          August 31,
                                                       1999       1998

  Salary, benefits and other taxes                    $ 4,489    $ 4,670
  Royalties                                               990      1,975
  Environmental                                           987      1,082
  Payable to former parent                                  -      1,346
  Other                                                 4,593      3,474
  Accrued liabilities                                 $11,059    $12,547

NOTE 8.  INCOME TAXES

The income tax provision (benefit) is as follows:

                                           1999         1998        1997
Current:
     Federal                             $(200)      $  724       $  472
     State and other                       300          117           98
          Total current                    100          841          570

Deferred:
     Federal                            (1,389)       1,184        2,464
     Foreign                              (250)        (281)           -
     State and other                      (496)         116          178
          Total deferred                (2,135)       1,019        2,642
     Valuation allowance                 1,246            -            -
          Total income tax
            (benefit)
            provision                    $(789)      $1,860       $3,212

A reconciliation between the provision for income taxes computed at the Federal statutory rate and the rate used for financial reporting purposes is as follows:

                                                 1999                                 1998                         1997
                                     Amount                 %                Amount            %          Amount             %

Expected provision
  (benefit) at the
  statutory rate                    $(1,453)              (35.0)             $1,932           35.0         $3,039           35.0
State & other taxes,
  net of federal tax benefit           (117)               (2.8)                232            4.2            365            4.2
Lower tax rates on
  foreign income                       (576)              (13.9)               (265)          (4.8)          (118)          (1.4)
Valuation allowance                   1,246                30.0                   -              -              -              -
Other                                   111                 2.7                 (39)          (0.7)           (74)          (0.8)
Total income
  tax provision (benefit)             $(789)              (19.0)             $1,860           33.7         $3,212           37.0

The significant components of deferred taxes which are included in the accompanying balance sheets are as follows:

                                                      1999                          1998

                                              Deferred    Deferred Tax      Deferred    Deferred Tax
                                             Tax Assets    Liabilities     Tax Assets    Liabilities
Intangible assets                             $19,720      $     -          $22,440          $ -
Operating loss carryforward                     2,976            -              316            -
Foreign tax credits                             1,458            -              851            -
Receivable reserve                                512            -              157            -
Environmental reserve                             363            -              410            -
Inventory                                       1,773            -              718            -
Other accruals                                  1,135            -            1,442            -
Other                                             390        1,638              433        1,500
Valuation allowance                           (1,246)            -                -            -
Total                                         $27,081       $1,638          $26,767       $1,500

In 1999 the Company recorded a valuation allowance of $1,246 against certain foreign tax credits set to expire in 2000 to 2003. The Company's net operating loss carryforward expires in 2019 and the foreign tax credits expire in 2000 to 2004.

Income taxes have not been provided on the undistributed income
(approximately $3,820) of a foreign subsidiary, which the Company does not intend to be remitted to the U.S.

NOTE 9.  DEBT AND CAPITAL LEASES

Debt consists of the following:

                                                   August 31,
                                               1999         1998

Credit agreement with banks due
  April 2000, average interest
  rate of 9.50% and 6.65%,
  respectively                               $50,950      $56,850
Obligation under capital
  lease, interest rate of 4.90%                  198          259
Total debt                                    51,148       57,109

Less current maturities                      (51,015)         (61)
Total long-term debt                       $     133      $57,048

In 1997, the Company maintained a $72,000 variable rate unsecured credit agreement with a bank group. In September 1997, the Company amended and restated the unsecured credit agreement with a bank group which, among other matters, increased the facility to $90,000 and extended the maturity date to September 1, 2002. The amended and restated credit agreement, among other matters, required the Company to meet certain financial covenants including a minimum fixed charge coverage, a required ratio of maximum total debt to total capitalization, a minimum net worth and restricted the Company's ability to pay cash dividends. In June 1998, the Company amended the credit agreement to, among other matters, exclude the unusual charges from the minimum fixed charge coverage covenant. In March 1999, the Company renegotiated debt covenants by amending the existing credit agreement with an increase in interest rates. In July 1999, the credit agreement was amended to become an asset based borrowing vehicle. Available credit under the amended agreement is based on a percentage of net receivables, inventory and property, plant and equipment. In September 1999, the agreement was amended to increase the allowable borrowing base by $4,000 with an additional increase in interest rates. In October 1999, the credit agreement was amended increasing the allowable borrowing base to a percentage of assets plus $10,000 with a maximum availability of $70,000. This last amendment changed the maturity date of the agreement to April 2000, and as a result, the debt evidenced by such agreement has been reclassified as current on the Company's balance sheet. Additionally, the Company is currently not in compliance with certain debt covenants under its amended and restated credit agreement with its current bank group. The Company has obtained a temporary waiver of these covenants through December 31, 1999. Upon expiration of the waiver on December 31, 1999, the defaults could be reinstated and the lenders would have all the rights and remedies provided for in the amended and restated credit agreement. In addition, the Company, in consideration for waiving the defaults under the amended and restated credit agreement, agreed to pay a supplemental commitment fee of twenty-five basis points, payable on a gross percentage basis and not a per annum basis, on the last day of each month, commencing on December 31, 1999, on the full amount of the aggregate revolving credit commitment then in effect. Based on the aggregate revolving credit commitment in effect on the date hereto, the supplemental commitment fee would be $175,000.

The Company is pursuing the refinancing of its debt to more favorable terms and believes it can successfully conclude a long-term debt refinancing. The Company has classified this debt as current in the consolidated balance sheet. See Note 2 for a discussion of the Company's debt refinancing.

As of August 31, 1999 the Company had outstanding letters of credit of $816 under the credit agreement with banks.

In October 1995 the Company entered into a two-year interest rate swap agreement with a commercial bank under which the Company received a floating rate based on three month LIBOR through September 1997 on $25,000 and paid a fixed rate of 6.50 percent. In October 1997, the Company entered into a two-year interest rate swap agreement with a commercial bank under which the Company received a floating rate based on three month LIBOR through October 1999 on $30,000 and paid a fixed rate of 7.00 percent. These transactions effectively converted a portion of the Company's debt from a floating rate to a fixed rate.

The Company uses interest rate swaps, with the objective of reducing exposure to increases in short-term interest rates, by fixing the interest rate on a portion of its debt for a period of time. The interest differential, to be paid or received on an interest rate swap, is recognized as an adjustment to interest expense as the differential occurs.

NOTE 10.  OTHER LONG-TERM LIABILITIES

In July 1994, Figgie International, Inc. (the former parent) transferred the net assets of the Rawlings business to the Company. The assets and liabilities transferred to Rawlings were recorded at the predecessor's cost for financial reporting purposes. For tax purposes, the transaction resulted in a step-up of the basis of the assets transferred determined by the fair value paid by the Company for the Rawlings business. Under the terms of a tax sharing and separation agreement between the Company and the former parent, the Company is required to pay the former parent 43 percent of the tax benefits resulting from the step-up in the tax basis of the assets as the benefit of the step-up is realized. The amount of the obligation to pay the former parent that is not expected to be paid in the next year is recorded as other long-term liabilities.

NOTE 11.  EMPLOYEE BENEFITS

COMPANY-SPONSORED DEFINED CONTRIBUTION PLANS

Substantially all U.S. salaried employees and certain U.S. hourly employees are covered by a defined contribution (Section 401(k)) plan that provides funding based on a percentage of compensation. The Company's contributions to the plan were $323, $327 and $242 in 1999, 1998 and 1997, respectively.

MULTI-EMPLOYER PENSION PLANS

Certain union employees participate in multi-employer defined benefit pension plans. Contributions to the plans were $171, $194 and $201 in 1999, 1998 and 1997, respectively.

NOTE 12.  STOCK OPTIONS

The 1994 Rawlings Long-Term Incentive Plan, as amended (the 1994 Incentive Plan), provides for the issuance of up to 1,125,000 shares of Rawlings common stock upon the exercise of stock options and stock appreciation rights, and as restricted stock, deferred stock, stock granted as a bonus or in lieu of other awards and other equity-based awards. The 1994 Non-Employee Directors Stock Plan (1994 Directors Stock Plan) provides for the issuance of up to 50,000 shares of Rawlings common stock to non-employee directors upon the exercise of stock options or in lieu of director's fees.

Stock options granted under the 1994 Incentive Plan and the 1994 Directors Stock Plan have exercise prices equal to the market price on the date of grant, vest over three to four years from the date of grant and, once vested, are generally exercisable over ten years following the date of grant.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of this statement, the Company's net income and net income per share would have been as follows (in thousands, except net income per share):

                                        1999           1998          1997

Net (loss) income                    $(4,542)         $2,956        $4,910
Net (loss) income
  per share                           $(0.58)          $0.38         $0.64

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997: dividend yield of 0 percent, expected volatility of 43.0 percent, 40.0 percent and 54.0 percent in 1999, 1998 and 1997, respectively, risk-free interest rate of 4.8 percent, 5.4 percent and 6.4 percent in 1999, 1998 and 1997, respectively and expected life of six years. The weighted average grant date fair value of options was $4.77, $6.59 and $5.82 for 1999, 1998 and 1997, respectively.

OPTION ACTIVITY IS AS FOLLOWS:

                                      1999                1998               1997
Outstanding at beginning
  of year                            610,810             631,137            483,185
Granted                              412,850             178,000            160,378
Exercised                            (70,376)            (44,548)            (1,000)
Cancelled                            (86,156)           (153,779)           (11,426)
Outstanding at end of year           867,128             610,810            631,137

Shares exercisable                   392,337             313,899            327,541

Price of stock options:
  Granted                       $8.88 - $14.00       $11.88 - $13.63     $8.31 - $12.13
  Exercised                     $9.00 - $ 9.75       $ 9.00 - $ 9.75     $8.00
  Cancelled                     $8.31 - $13.88       $ 9.00 - $13.63     $9.00 - $ 9.75
  Outstanding                   $7.88 - $14.00       $ 7.88 - $13.88     $7.88 - $13.88
  Exercisable                   $7.88 - $13.88       $ 7.88 - $13.88     $7.88 - $13.88

At August 31, 1999, 191,948 shares of Rawlings common stock were available for future awards under the plans. As of August 31, 1999 the weighted average remaining contractual life on outstanding options was 6.4 years.

NOTE 13.  WARRANTS

In November 1997, the Company issued warrants to purchase 925,804 shares of common stock at $12.00 per share to Bull Run Corporation for $3.07 per warrant. The warrants expire in November 2001 and are exercisable only if the Company's common stock closes above $16.50 for twenty consecutive trading days. One half of the purchase price of the warrants was paid in cash with the other half payable with interest at 7 percent at the time of exercise or expiration of the warrants. The receivable for the unpaid portion of the warrants is classified as a stock subscription receivable in the accompanying balance sheet. These warrants are not considered common stock equivalents until the point in time that the warrants become exercisable.

NOTE 14.  RELATED PARTY TRANSACTIONS

In 1999 the Company sold approximately $285 of product to a professional baseball club in which one of the Company's board of directors is the secretary and treasurer. The Company believes that the terms and prices for the sale of these products are no less favorable than those obtained from unaffiliated parties.

During the fiscal year ended August 31, 1999, the Company purchased approximately $442 of catalogs and promotional items from a company in which one of the Company's board of directors is the president.

NOTE 15.  COMMITMENTS AND CONTINGENCIES

The Company operates certain facilities and equipment under operating lease agreements. The lease expense was $1,951, $2,184, and $2,300 for years 1999, 1998 and 1997, respectively.

Future minimum payments under noncancelable leases, royalty and licensing agreements as of August 31, 1999 are as follows:

                                                           Royalty and
                                              Operating     Licensing
                                               Leases      Agreements

     Fiscal 2000                               $1,398     $  4,103
     Fiscal 2001                                  481        3,428
     Fiscal 2002                                  137        2,919
     Fiscal 2003                                    -          545
     Fiscal 2004                                    -          507
     Thereafter                                     -          225
     Total minimum lease payments              $2,016      $11,727

In the normal course of doing business, Rawlings is subject to various federal, state and local environmental laws. Rawlings currently is working with the New York State Department of Environmental Conservation in addressing contamination relating to wood pitch located at its facility in Dolgeville, New York. (See Note 6 Unusual Charges for additional discussion of the Dolgeville environmental matter.)

Rawlings is periodically subjected to product liability claims and proceedings involving its patents and other legal proceedings; such proceedings have not had a material adverse effect on Rawlings.

Additionally, the Company is currently not in compliance with certain debt covenants contained in its amended and restated credit agreement with its current bank group. The Company has obtained a waiver of these covenants through December 31, 1999. The Company is pursuing the refinancing of its debt to more favorable terms and believes it can successfully conclude a long-term debt refinancing.

In December 1999, the Company received a commitment to refinance its long-term credit facility. The credit facility will be asset-based and supported by the Company's receivables, inventory and property, plant and equipment. Additionally, the facility provides for an incremental seasonal advance. The facility is scheduled to close and be funded prior to December 31, 1999. The proceeds from this new facility will be used to pay-off the existing credit facility. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

In the opinion of management, ultimate liabilities resulting from pending environmental matters and other legal proceedings will not have a material adverse effect on the financial condition or results of operations of Rawlings.

NOTE 16.  OPERATING SEGMENTS

In 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of a Business Enterprise and Related Information," which establishes standards for reporting information about reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has identified operating segments based on internal management reports. This Statement allows aggregation of similar operating segments into a single reportable operating segment if the businesses are considered similar under the criteria of this statement. The Company has five operating segments based on its product categories, which in applying the aggregation criteria of this Statement have been aggregated into two reportable segments:
Sports Equipment and Licensing.

The sports equipment segment manufactures and distributes sports equipment and uniforms for team sports including baseball, basketball, football, and hockey. The licensing segment licenses the Rawlings brand name on products sold by other companies and include products such as golf equipment, footwear, and activewear. There are no determinable operating expenses for the licensing segment. The accounting policies of the segments are the same as those described in Note 1 for the Company. The revenues generated and long-lived assets located outside the United States are not significant for separate presentation. One customer's purchases of products sold by Rawlings were 13 percent, 12 percent and 12 percent of net revenues of Rawlings for 1999, 1998 and 1997, respectively.

                                             1999        1998         1997
Net revenues

     Sports equipment                    $159,422     $164,734     $141,069

     Licensing                              5,969        5,870        6,531

Consolidated net revenues                $165,391     $170,604     $147,600

Operating income (loss)
       Sports equipment                   $(5,188)      $4,119       $5,349
       Licensing                            5,969        5,870        6,531
Consolidated operating income                $781       $9,989      $11,880

Total assets
     Sports equipment                    $120,428     $131,453     $100,414

     Licensing                              1,229        1,079          850
Consolidated total assets                $121,657     $132,532     $101,264

NOTE 17.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                             1999        1998         1997

Balance at beginning of year               $2,043      $1,627       $1,498

Provision                                   1,110         827          760
Acquisition of Victoriaville
  hockey business                               -         838            -
Charge-offs, net of recoveries               (615)     (1,249)        (631)
Balance at end of year                     $2,538      $2,043       $1,627